EXHIBIT 99.1 TO FORM 8-K

                               WESTWOOD ONE, INC.
                                 PRESS RELEASE

                                                           FOR IMMEDIATE RELEASE

                                  SHANE COPPOLA
                 NAMED PRESIDENT AND CHIEF EXECUTIVE OFFICER OF
                                  WESTWOOD ONE



     New York, New York - May 15, 2003 - Westwood One (NYSE:WON) announced today that the Board of Directors has appointed Shane Coppola President and Chief Executive Officer. Mr. Coppola succeeds Joel Hollander who was named President and Chief Operating Officer of Viacom's Infinity Radio. Westwood One is managed by Infinity Radio. Mr. Coppola will report to Mel Karmazin, President and Chief Operating Officer of Viacom and a member of Westwood One's Board of Directors.

     "Shane's ten year history with the company and tremendous radio business experience make him the ideal executive to lead the continued growth of Westwood One," Mr. Karmazin said. "Westwood One has a great tradition of retaining senior managers who continue to make contributions to the company including company founder and Board Chairman, Norman Pattiz, myself and Joel Hollander, who will remain a member of the Board. With Shane's expertise and the depth of management already at Westwood One, the company will remain strong and the transition seamless."

     Mr. Coppola said, "Westwood One is the best-run network radio company in the business and I am proud to work with Mel, Norm and Joel to continue its success. As the leading provider of programming and content for radio, Westwood One is absolutely second to none. I am confident that together with the tremendous Westwood One team, we will continue to deliver great results to our shareholders."

     Mr. Coppola was Executive Vice President and Board Member of Metro Networks, the leading provider of local traffic, news and weather content to the radio and TV industries from 1992-1999. He was instrumental in the acquisition of Metro Networks by Westwood One in 1999. After the acquisition, Mr. Coppola was appointed Executive Vice President of Westwood One where he remained until 2002. Most recently, Mr. Coppola was the Managing Partner of Columbus Capital Partners, LLC.

     Westwood One (NYSE: WON) provides over 150 news, sports, music, talk, entertainment programs, features, live events and 24/7 Formats. Through its subsidiaries, Metro Networks/Shadow Broadcast Services, Westwood One provides local content to the radio and TV industries including news, sports, weather, traffic, video news services and other information. SmartRoute Systems manages traffic information centers for state and local departments of transportation, and markets traffic and travel content to wireless, Internet, in-vehicle navigation systems and voice portal customers. Westwood One serves more than 7,700 radio stations. Westwood One is managed by Infinity Radio. For more information visit www.westwoodone.com.

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Contact:

Peggy Panosh    Westwood One        212.641.2052        papanosh@westwoodone.com